ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated December 2, 2011

JPMorgan Chase & Co. Buffered Return Optimization Securities

Linked to the iShares® MSCI Emerging Markets Index Fund due on or about December 31, 2013

Investment Description

Buffered Return Optimization Securities, which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. (“JPMorgan Chase”), with returns linked to the performance of the iShares® MSCI Emerging Markets Index Fund (the “Fund”). If the Fund Return is positive, JPMorgan Chase will repay your principal amount at maturity and pay a return equal to the Fund Return times the Multiplier of 3.00, up to the Maximum Gain, which will be set on the Trade Date and is expected to be between 22.00% and 26.00%. If the Fund Return is negative or zero, but the Final Price has not declined below the Initial Price by more than the Buffer Amount of 15.00%, JPMorgan Chase will repay your principal amount at maturity. However, if the Fund Return is negative and the Final Price’s percentage decline from the Initial Price exceeds the Buffer Amount, JPMorgan Chase will repay less than your principal amount, resulting in a loss of 1% of your principal amount for every 1% that the Fund has declined by more than the Buffer Amount. Investing in the Securities involves significant risks. You may lose up to 85% of your principal amount. You will not receive dividends or other distributions paid on the Fund or any stocks held by the Fund, and the Securities will not pay interest. The downside market exposure to the Fund is buffered only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential — At maturity, the Securities enhance any positive Fund Return, up to the Maximum Gain. If the Fund Return is negative, investors will be exposed to any decline in the Fund in excess of the Buffer Amount at maturity.
❑

Buffered Downside Market Exposure — If you hold the Securities to maturity and the Fund Return is zero or negative but the Final Price has not declined below the Initial Price by more than the Buffer Amount of 15%, JPMorgan Chase will repay your principal amount at maturity. However, if the Fund Return is negative and the Final Price’s percentage decline from the Initial Price exceeds the Buffer Amount, JPMorgan Chase will repay less than your principal amount, resulting in a loss of 1% of your principal amount for every 1% that the Fund has declined by more than the Buffer Amount. You may lose up to 85% of your principal amount. The downside market exposure to the Fund is buffered only at maturity. Any payment on the Securities, including any repayment of your principal amount, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date[1]	December 27, 2011
Settlement Date[1]	December 30, 2011
Final Valuation Date[2]	December 24, 2013
Maturity Date[2]	December 31, 2013

[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]	Subject to postponement in the event of a market disruption event as described under “Description of Securities — Payment at Maturity” and “Description of Securities — Postponement of the Final Valuation Date” in the accompanying product supplement no. UBS-4-I.

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND, SUBJECT TO THE BUFFER AMOUNT. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-4-I AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Buffered Return Optimization Securities linked to the iShares® MSCI Emerging Markets Index Fund. The Securities are offered for a minimum investment of 100 Securities at the price to public described below. The return on the Securities is subject to, and will be limited by, the Maximum Gain. The actual Maximum Gain and Initial Price will be set on the Trade Date and the actual Maximum Gain will not be less than the bottom of the applicable range listed below.

Fund	Multiplier	Buffer Amount	Maximum Gain	Initial Price	CUSIP	ISIN
iShares® MSCI Emerging Markets Index Fund	3	15.00%	22.00% to 26.00%	•	48126B822	US48126B8220

See “Additional Information about JPMorgan Chase & Co. and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-4-I dated November 30, 2011, underlying supplement no. 1-I dated November 14, 2011 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-4-I, will supersede the terms set forth in product supplement no. UBS-4-I.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement, product supplement no. UBS-4-I and underlying supplement no. 1-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)(2)		Fees and Commissions(2)(3)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
iShares® MSCI Emerging Markets Index Fund		$10.00		$0.20		$9.80

(1)	The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-27 of the accompanying product supplement no. UBS-4-I and “Supplemental Underwriting Information (Conflicts of Interest)” in this free writing prospectus.
(2)	With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc, which we refer to as UBS, is an investment adviser, UBS will act as a placement agent. The purchase price for these accounts will be $9.80 per Security and UBS will forgo any commissions related to these sales.
(3)	UBS will receive a commission for sales to brokerage accounts that will depend on market conditions on the Trade Date. In no event will the commission received by UBS for these sales exceed $0.20 per $10.00 principal amount Security.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-4-I, underlying supplement no. 1-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term Securities of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-4-I dated November 30, 2011 and underlying supplement no. 1-I dated November 14, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-4-I and underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

t	Product supplement no. UBS-4-I dated November 30, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007937/e46359_424b2.pdf

t	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

t	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

t	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the “Issuer,” “JPMorgan Chase,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 85% of your principal amount.

t	You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as an investment in the Fund, subject to the Buffer Amount.

t	You seek an investment with a return linked to the performance of the iShares® MSCI Emerging Markets Index Fund.

t	You believe the closing price of one share of the Fund will increase over the term of the Securities but the Fund Return is unlikely to exceed the Maximum Gain.

t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the closing price of one share of the Fund.

t	You understand and accept that your return on the Securities is limited by the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

t	You do not seek current income from your investment and are willing to forgo dividends paid on the Fund or the stocks held by the Fund.

t	You are willing and able to hold the Securities to maturity, a term of approximately 24 months.

t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”), is willing to trade the Securities.

t	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 85% of your principal amount.

t	You require an investment designed to provide a full return of principal at maturity.

t	You cannot tolerate a loss of a substantial portion of your investment, or you are not willing to make an investment that may have similar downside market risk as an investment in the Fund, subject to the Buffer Amount.

t	You do not seek an investment with exposure to the performance of the iShares® MSCI Emerging Markets Index Fund.

t	You believe the Final Price will decline below the Initial Price by more than the Buffer Amount, or you believe the Fund Return will exceed the Maximum Gain.

t	You seek an investment that is exposed to the full potential appreciation of the Fund, without a cap on participation.

t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the closing price of one share of the Fund.

t	You would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

t	You seek current income from your investment or prefer not to forgo dividends paid on the Fund or the stocks held by the Fund.

t	You are unable or unwilling to hold the Securities to maturity, a term of approximately 24 months, and seek an investment for which there will be an active secondary market.

t	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 5 of this free writing prospectus, “Risk Factors” in the accompanying product supplement no. UBS-4-I and “Risk Factors” in the accompanying underlying supplement no. 1-I for risks related to an investment in the Securities.

Indicative Terms

Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security for brokerage account investors; $9.80 per Security for certain advisory account investors (both subject to a minimum investment of 100 Securities)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Fund:	iShares® MSCI Emerging Markets Index Fund
Term:	Approximately 24 months. The Securities are expected to price on or about December 27, 2011 and settle on or about December 30, 2011. In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
Buffer Amount:	15.00%, if held to maturity
Payment at Maturity (per $10):	If the Fund Return is positive, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:
$10.00 + ($10.00 × Fund Return × Multiplier)
provided, however, that in no event will JPMorgan Chase pay you at maturity an amount greater than $10.00 + ($10.00 × Maximum Gain)
If the Fund Return is negative or zero, but the Final Price has not declined below the Initial Price by more than the Buffer Amount, JPMorgan Chase will make a cash payment of $10.00 per $10 principal amount Security.

If the Fund Return is negative and the Final Price’s percentage decline from the Initial Price exceeds the Buffer Amount, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:

$10.00 + [$10.00 × (Fund Return + Buffer Amount)]
In this scenario, you will lose 1% of your principal amount for every 1% that the Fund has declined by more than the Buffer Amount. You may lose up to 85% of your principal amount.
Fund Return:	Final Price – Initial Price Initial Price
Multiplier:	3.00
Maximum Gain:	22.00% to 26.00%. The actual Maximum Gain will be determined on the Trade Date.
Initial Price:	The closing price of one share of the Fund on the Trade Date, subject to adjustment under certain circumstances. See “General Terms of Securities — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-4-I.
Final Price:	The closing price of one share of the Fund on the Final Valuation Date
Share Adjustment Factor:	Set equal to 1.0 on the Trade Date, subject to adjustment under certain circumstances. See “General Terms of Securities — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-4-I.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 85% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your Securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. The Securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The Internal Revenue Service (the “IRS”) or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on your Securities could be materially and adversely affected. In addition, in 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-4-I and the “Risk Factors” section of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. We will pay you the principal amount of your Securities in cash only if the Final Price has not declined below the Initial Price by more than the Buffer Amount. If the Final Price’s percentage decline from the Initial Price exceeds the Buffer Amount, you will lose 1% of your principal amount for every 1% that the Fund has declined by more than the Buffer Amount. Therefore, you could lose up to 85% of your principal amount.

t	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain. The Maximum Gain will be set on the Trade Date and will be between 22.00% and 26.00%. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Fund Return multiplied by the Multiplier is greater than the Maximum Gain, which may be significant.

t	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	The Downside Market Exposure to the Fund Is Buffered Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the Fund has not declined by more than the Buffer Amount at the time of the secondary market transaction.

t	The Multiplier Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the Fund’s return even if that return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and earn the potential Maximum Gain from JPMorgan Chase only if you hold your Securities to maturity.

t	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. It is possible that these hedging or other trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the Securities declines.

t	Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity — While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s commission for sales to brokerage accounts and the estimated cost of hedging our obligations under the Securities. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s brokerage account commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Securities” below. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

t	The Payment at Maturity on Your Securities Is Not Based on the Price of the Fund at Any Time Other Than the Trade Date and the Final Valuation Date — The Final Price will be based solely on the closing price of one share of the Fund on the Final Valuation Date, and the Fund Return will be based on the Final Price as compared to the Initial Price. Therefore, if the closing price of one share of the Fund drops precipitously on the Final Valuation Date from the Initial Price, the payment at maturity on your Securities that the Issuer makes to you may be significantly less than it would otherwise have been had the payment at maturity been linked to the closing price of one share of the Fund at a time prior to such drop. Although the closing price of one share of the Fund on the maturity date or at other times during the term of your Securities may be higher than the closing price of one share of the Fund on the Final Valuation Date, you will not benefit from the closing price of one share of the Fund at any time other than the Final Valuation Date.

t	Investing in the Securities Is Not Equivalent to Investing in the Fund or the Stocks Composing the Fund — Investing in the Securities is not equivalent to investing in the Fund or the stocks held by the Fund. As an investor in the Securities, you will not have any ownership interest or rights in the Fund or the stocks held by the Fund, such as voting rights, dividend payments or other distributions.

t	Your Return on the Securities Will Not Reflect Dividends on the Fund or the Stocks Composing the Fund — Your return on the Securities will not reflect the return you would realize if you actually owned the Fund or the stocks held by the Fund and received the dividends on the Fund or these stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Price, which reflects the closing price of one share of the Fund on the Final Valuation Date without taking into consideration the value of dividends on the Fund or the stocks held by the Fund.

t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Fund and could affect the value of the Fund, and therefore the market value of the Securities.

t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Chase & Co. Impact on the Market Price of the Fund — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Fund or in futures, options or other derivative products on the Fund may adversely affect the price of the Fund and, therefore, the market value of the Securities.

t	Many Economic and Market Factors Will Influence the Value of the Securities — In addition to the price of the Fund on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t	the expected and actual volatility of the Fund;

t	the time to maturity of the Securities;

t	the dividend rate on the equity securities underlying the Fund;

t	interest and yield rates in the market generally;

t	a variety of economic, financial, political, regulatory and judicial events; and

t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Risks Relating to the Fund

t	There Are Risks Associated with the Fund — Although shares of the Fund are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the Securities.

t	Differences Between the Fund and the Underlying Index — The Fund does not fully replicate the Underlying Index (as defined in “The Fund” on page 9), and may hold securities not included in the Underlying Index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

t	Non-U.S. Securities Risk — The equity securities underlying the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
t	Emerging Markets Risk — The equity securities underlying the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Any of the foregoing could adversely affect the market value of shares of the Fund and the Securities.

t	Currency Exchange Risk — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the Fund, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities denominated in these currencies in the Fund. If, taking into account the weighting, the U.S. dollar strengthens against these currencies, the net asset value of the Fund will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:

t	existing and expected rates of inflation;

t	existing and expected interest rate levels;

t	the balance of payments; and

t	the extent of government surpluses or deficits in issuing countries of these currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of issuing countries of these currencies and the United States and other countries important to international trade and finance.

t	The Anti-Dilution Protection for the Fund is Limited — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Fund Returns from -100.00% to +100.00%, reflect the Multiplier of 3.00 and the Buffer Amount of 15.00% and assume an Initial Price of $40.00 and a Maximum Gain of 24.00% (the midpoint of the range of 22.00% to 26.00%). The actual Initial Price and Maximum Gain will be determined on the Trade Date. If the actual Maximum Gain as determined on the Trade Date is less than 24.00%, your maximum payment at maturity will be lower than the hypothetical maximum payments at maturity shown below. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Price	Fund Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)(1)	Return at Maturity per $9.80 issue price (%)(2)
$80.00	100.00%	$12.40	24.00%	26.53%
$76.00	90.00%	$12.40	24.00%	26.53%
$72.00	80.00%	$12.40	24.00%	26.53%
$68.00	70.00%	$12.40	24.00%	26.53%
$64.00	60.00%	$12.40	24.00%	26.53%
$60.00	50.00%	$12.40	24.00%	26.53%
$56.00	40.00%	$12.40	24.00%	26.53%
$52.00	30.00%	$12.40	24.00%	26.53%
$48.00	20.00%	$12.40	24.00%	26.53%
$46.00	15.00%	$12.40	24.00%	26.53%
$44.00	10.00%	$12.40	24.00%	26.53%
$43.20	8.00%	$12.40	24.00%	26.53%
$42.00	5.00%	$11.50	15.00%	17.35%
$41.00	2.50%	$10.75	7.50%	9.69%
$40.00	0.00%	$10.00	0.00%	2.04%
$38.00	-5.00%	$10.00	0.00%	2.04%
$36.00	-10.00%	$10.00	0.00%	2.04%
$34.00	-15.00%	$10.00	0.00%	2.04%
$32.00	-20.00%	$9.50	-5.00%	-3.06%
$28.00	-30.00%	$8.50	-15.00%	-13.27%
$24.00	-40.00%	$7.50	-25.00%	-23.47%
$20.00	-50.00%	$6.50	-35.00%	-33.67%
$16.00	-60.00%	$5.50	-45.00%	-43.88%
$12.00	-70.00%	$4.50	-55.00%	-54.08%
$8.00	-80.00%	$3.50	-65.00%	-64.29%
$4.00	-90.00%	$2.50	-75.00%	-74.49%
$0.00	-100.00%	$1.50	-85.00%	-84.69%

(1)	The “Return at Maturity” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount to the issue price of $10 per Security for all brokerage account investors.
(2)	The “Return at Maturity” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount to the issue price of $9.80 per Security, which is the issue price for investors in advisory accounts.

Example 1 — The closing price of one share of the Fund increases by 5.00% from the Initial Price of $40.00 to the Final Price of $42.00. Because three times the Fund Return of 5.00% is less than the Maximum Gain of 24.00%, JPMorgan Chase will pay you your principal amount plus a return equal to 15.00%, resulting in a payment at maturity of $11.50 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Fund Return × Multiplier)

$10.00 + ($10.00 × 5.00% × 3) = $11.50

Example 2 — The closing price of one share of the Fund increases by 40.00% from the Initial Price of $40.00 to the Final Price of $56.00. Because three times the Fund Return of 40.00% is greater than the Maximum Gain of 24.00%, JPMorgan Chase will pay you your principal amount plus a return equal to the Maximum Gain of 24.00%, resulting in a payment at maturity of $12.40 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)

$10.00 + ($10.00 × 24.00%) = $12.40

Example 3 — The closing price of one share of the Fund decreases by 15.00% from the Initial Price of $40.00 to the Final Price of $34.00. Because the Fund Return of -15.00% is negative, and the Fund’s percentage decline is not more than the Buffer Amount, JPMorgan Chase will pay you a payment at maturity of $10.00 per $10.00 Security, resulting in a 0% return on the principal amount.

Example 4 — The closing price of one share of the Fund decreases by 40.00% from the Initial Price of $40.00 to the Final Price of $24.00. Because the Fund Return of -40.00% is negative and the Fund’s percentage decline is more than the Buffer Amount of 15.00%, JPMorgan Chase will pay you a payment at maturity of $7.50 per $10.00 Security, calculated as follows:

$10.00 + [$10.00 × (Fund Return + Buffer Amount)]

$10.00 + [$10.00 × (-40.00% + 15.00%)] = $7.50

If the Fund Return is negative and the Final Price has declined below the Initial Price by more than the Buffer Amount, you will lose 1% of your principal amount for every 1% that the Fund has declined in excess of the Buffer Amount. You may lose up to 85% of your principal amount.

The hypothetical returns and hypothetical payouts on the securities shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

The Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the “Underlying Index.” The Underlying Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. Effective May 27, 2010, Israel has been reclassified as a developed market by MSCI Inc. Since that date, Israel is no longer included in the Underlying Index. For additional information about the Fund, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1-I.

Historical Information

The following table sets forth the quarterly high and low closing prices of one share of the Fund, based on daily closing prices as reported by Bloomberg Financial Markets. The information given below is for the four calendar quarters in each of 2006, 2007, 2008, 2009, 2010 and the first, second and third calendar quarters of 2011. Partial data is provided for the fourth calendar quarter of 2011. The closing price of one share of the Fund on December 1, 2011 was $39.97. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2006	3/31/2006	$33.59	$30.43	$33.02
4/1/2006	6/30/2006	$37.03	$27.34	$31.23
7/1/2006	9/30/2006	$33.14	$29.20	$32.29
10/1/2006	12/31/2006	$38.15	$31.80	$38.10
1/1/2007	3/31/2007	$39.53	$35.03	$38.75
4/1/2007	6/30/2007	$44.42	$39.13	$43.82
7/1/2007	9/30/2007	$50.11	$39.50	$49.78
10/1/2007	12/31/2007	$55.64	$47.27	$50.10
1/1/2008	3/31/2008	$50.37	$42.17	$44.79
4/1/2008	6/30/2008	$51.70	$44.43	$45.19
7/1/2008	9/30/2008	$44.43	$31.33	$34.53
10/1/2008	12/31/2008	$33.90	$18.22	$24.97
1//2009	3/31/2009	$27.09	$19.94	$24.81
4/1/2009	6/30/2009	$34.64	$25.65	$32.23
7/1/2009	9/30/2009	$39.29	$30.75	$38.91
10/1/2009	12/31/2009	$42.07	$37.56	$41.50
1/1/2010	3/31/2010	$43.22	$36.83	$42.12
4/1/2010	6/30/2010	$43.98	$36.16	$37.32
7/1/2010	9/30/2010	$44.77	$37.59	$44.77
10/1/2010	12/31/2010	$48.58	$44.77	$47.62
1/1/2011	3/31/2011	$48.69	$44.63	$48.69
4/1/2011	6/30/2011	$50.21	$45.50	$47.60
7/1/2011	9/30/2011	$48.46	$34.95	$35.07
10/1/2011	12/1/2011*	$42.80	$34.36	$39.97

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through December 1, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund, based on the daily historical closing prices of one share of the Fund from August 27, 2003 through December 1, 2011. We obtained the closing prices of one share of the Fund in the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the Trade Date or the Final Valuation Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment beyond the Buffer Amount, subject to the credit risk of JPMorgan Chase & Co.

Supplemental Underwriting Information (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the Securities will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligation under the Securities.

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Securities.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” beginning on page PS-27 of the accompanying product supplement no. UBS-4-I.

The price to the public for all purchases of Securities in brokerage accounts is $10 per Security. UBS may receive a concession not in excess of the commission set forth on the cover of this free writing prospectus for distribution of the Securities to these brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as a placement agent. The purchase price for these accounts will be $9.80 per Security and UBS will forgo any commissions related to these sales.